EXHIBIT 15









May 7, 2007

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, VA 20191

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated balance sheet of Nextel Communications, Inc. and subsidiaries as of June 30, 2005, and the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2005 and 2004, and of cash flows for the six-month periods ended June 30, 2005 and 2004, and the condensed consolidated statement of changes in stockholders' equity for the six-month period ended June 30, 2005, and have issued our report dated July 28, 2005 (which included an explanatory paragraph referring to our report dated March 14, 2005, in which we expressed an unqualified opinion on those consolidated financial statements (such report includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," in 2003 and Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," in 2002) and that the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K/A dated December 5, 2005, is being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP